Exhibit (1)
                                PROMISSORY NOTE

Amount:  $1,350,000.00                               Date: November 12, 2003

      FOR VALUE RECEIVED, the undersigned Victoria Scott (the "Maker") hereby unconditionally promises to pay to the order of All Capital LLC, a Nevada limited liability company (the "Holder") at 1055 East Tropicana Avenue, Suite 700, Las Vegas, NV 89119, or at such other place as the Holder may hereafter designate, the principal sum of One Million Three Hundred and Fifty Thousand ($1,350,000.00) Dollars, together with interest (calculated on the basis of the actual number of days elapsed in a year consisting of 360 days) on the unpaid principal balance from time to time outstanding, computed from the date hereof until maturity, at a per annum rate of Six (6%) Per Cent.

     1. This Note and the indebtedness hereby evidenced, together with all applicable interest as herein above provided, is payable as follows:

        (a) Interest shall be payable quarterly in arrears; and

        (b) The principal indebtedness evidenced by this Note (and all accrued but unpaid interest) shall be due and payable five (5) days following written demand therefore transmitted by the Holder to the Maker at any time subsequent to November 11, 2004.

     2. The Maker shall have the right, from time to time and on one or more occasions, to prepay this Note and the indebtedness hereby evidenced in whole or in part without payment of any penalty or premium.

     3. The Maker hereby waives diligence, presentment, protest and demand, and also notice of protest, of demand, or non-payment, of dishonor and of maturity.

     4. In addition to, and not in lieu of, any other sums otherwise payable to the Holder hereunder, the Holder shall be entitled to reimbursement from the Maker for all reasonable costs, expenses and fees (including reasonable attorney's fees) incurred by the Holder in connection with the collection of this Note and/or the indebtedness hereby evidenced.

     5. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note shall operate, or would prospectively operate to invalidate this Note, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect.

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     6. This Note and the indebtedness hereby evidenced is secured pursuant to the terms and conditions of a Security Agreement of even date herewith between the Maker and the Holder.

     7. In all respects, including, without limitation, matters of construction and performance of this Note and the obligations arising hereunder, this Note shall be governed by, and construed in accordance with the, the internal laws of the State of Nevada applicable to contracts and obligations made in such state.

     8. (a) Subject to the provisions of subparagraph 8(b) hereof, each party hereto hereby unconditionally and irrevocably submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Nevada and the Federal Courts sitting therein (collectively the "Designated Courts"), over any action arising out of or relating to the Note (a "Designated Action"). All claims with respect to any Designated Action shall be heard and determined in a Designated Court. No party hereto shall commence any Designated Action except in a Designated Court. No party hereto shall, and each party hereto hereby waives any right it may have to: (i) plead or make any objection to the venue of any Designated Court; (ii) plead or make any claim that any Designated Action brought in any Designated Court has been brought in an improper or otherwise inconvenient forum; or (iii) plead or make any claim that any Designated Court lacks personal jurisdiction over it. The summons and complaint or any other process in any Designated Action may be served by mailing to any of the addresses set forth herein or by hand delivery to a person of suitable age and discretion at any such address, and that any such service shall be deemed to be complete on the date such process is so mailed or delivered and to have the same force and effect as personal service within the State of Nevada; and

       (b) Notwithstanding the provisions of subparagraph 8(a) hereof, Holder shall have the right to bring any Designated Action in the courts of any other jurisdiction to the extent Holder deems it necessary, appropriate, or desirable (in its sole and absolute discretion) in connection with any Designated Action based upon, resulting from, arising out of, or relating to the Note.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date and year first above written.

                                       /s/ Victoria Scott
                                       ------------------------------
                                       VICTORIA SCOTT, Individually